SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 27, 2005

Date of Report (Date of earliest event reported)

Tripos, Inc.

(Exact name of registrant as specified in its charter)

Utah	0-23666	43-1454986
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1699 South Hanley Rd., St. Louis, MO   63144

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:

(314) 647-1099

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Exhibit Index on Page 3

Item 2.02. Information Provided Under Item 2.02 Results of Operations and Financial Condition

The following information is furnished pursuant to Item 2.02, Results of Operations and Financial Condition.

On July 27, 2005, Tripos, Inc. issued a press release announcing its financial results for the second quarter ended June 30, 2005. A copy of Tripos, Inc.'s press release is incorporated herein by reference and is furnished as Exhibit 99.1 to this report.

Also on June 27, 2005, Tripos, Inc. held a webcast to discuss its second quarter financial results. A transcript of the prepared statements is incorporated herein by reference and is furnished as Exhibit 99.2 to this report.

Item 9.01. Financial Statements and Exhibits

Exhibits

99.1 Press release, dated July 27, 2005, issued by Tripos, Inc.

99.2 Transcript of the prepared statements from a webcast held on July 27, 2005 by Tripos, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRIPOS, INC.

By: /s/ B. James Rubin

B. James Rubin

Sr. Vice President

Chief Financial Officer

 Date: July 28, 2005

INDEX TO EXHIBITS

Exhibit No. Description

99.1 Press release, dated July 27, 2005, issued by Tripos, Inc.

99.2 Transcript of the prepared statements from a webcast held on July 27, 2005 by Tripos, Inc.

Exhibit 99.1

Contacts:
Tripos, Inc.
Jim Rubin
Chief Financial Officer

(314) 647-8837

(Media only)
Waggener Edstrom Bioscience
Lisa Osborne
Account Director
(202) 326-0793
lisao@wagged.com

For Release 6 a.m. EDT

July 27, 2005

Tripos Reports Second-Quarter 2005 Financial Results

ST. LOUIS -- July 27, 2005 -- Tripos, Inc. (Nasdaq: TRPS), a leading provider of drug discovery chemistry and informatics products and services, today announced financial results for the second quarter of 2005.

The results for the three months ending June 30, 2005, were as follows:

  Tripos posted revenues of $13.4 million compared with the previous year's second-quarter revenues of $15.9 million.
  Operating loss was $125,000, compared with an operating profit of $893,000 in the second quarter of 2004.
  Pretax loss was $290,000, compared with pretax income of $394,000 for the same period in 2004.
  Net income was $1.7 million, or $0.17 per diluted share. This is compared with net income of $156,000, or $0.02 per diluted share, for the second quarter of 2004. Net income for the 2005 quarter was positively impacted by significant additional research and development income tax credits in the U.K. resulting in a tax benefit of $2.1 million.

The results for the six months ending June 30, 2005, were as follows:

  Tripos posted revenues of $28.4 million, compared with the previous year's first-half revenues of $31.4 million.
  Operating profit was $180,000, compared with an operating profit of $811,000 in the first six months of 2004.
  Pretax loss was $572,000, compared with pretax income of $354,000 for the same period in 2004.
  Net income was $1.5 million, or $0.15 per diluted share. This is compared with net income of $131,000, or $0.01 per diluted share, for the first half of 2004.

"Revenues decreased for the quarter, primarily due to the anticipated decline for the current stage of our Pfizer chemical file enrichment contract. We also experienced some softness in the Pacific Rim in our Discovery Informatics products," said Dr. John P. McAlister, president and CEO of Tripos. "While we continue to focus on core business lines and ongoing excellent delivery against our existing contracts, Tripos is simultaneously embarking on the next phase of development in both Discovery Informatics with the launch of its Benchware® suite of products for the medicinal chemist and in Discovery Research with the launch of its Lead Discovery programs."

"Facilitated by our strategic acquisition of Optive Research Inc. earlier this year, funded software development collaborations in the pharmaceutical industry, and the successful launch of our electronic laboratory notebook at Schering AG this year, we are introducing a new suite of innovative laboratory informatics software, Benchware, designed to improve data capture and sharing between computational and medicinal chemists," Dr. McAlister said. "In Discovery Research, we are extending our business into higher-value research. We have a number of research projects underway aimed at developing optimized, biologically targeted chemical series for important diseases. We believe this type of innovative approach and technology will bring Tripos continued success."

Second-Quarter Operational Highlights

The following strategic initiatives were announced during the second quarter:

  Tripos successfully released Benchware 3D Explorer (formerly called LITHIUM® 2.1), the latest version of its premier 3-D molecular data desktop tool. This new software empowers research scientists to make faster and more-informed decisions by giving them unprecedented access to computational research information in a user-friendly desktop format.
  Tripos and partner CeNeS Pharmaceuticals plc announced advancement in their catechol-O-methyltransferase inhibitor discovery program. The two companies reached important milestones in their joint research partnership and entered into a new agreement to continue their collaboration. The new project will involve the optimization of active compounds that were identified earlier in the partnership.
  Tripos was awarded a Marie Curie Fellowship for Transfer of Knowledge by the European Union under its Sixth Framework Programme for Research and Technological Development. This grant, valued at roughly 875,000 euros (approximately $1.1 million U.S.), will pay for seven biology and chemistry research fellows to join Tripos Discovery Research for 18 months each over a four-year period to work in lead discovery and development.
  Tripos embraced Web services as an integral component of its Discovery Informatics software architecture and product development strategy. The company's support of Service-Oriented Informatics will ultimately provide its customers with more flexible options for developing, deploying and accessing core discovery informatics technologies and applications.
  Tripos joined SciTegic's independent software vendor partner program to provide software compatibility between their product lines.

Webcast Information

Tripos will host a conference call and webcast today at 10 a.m. EDT to discuss these financial results in detail. Those who want to participate in the webcast should visit the Tripos Web site at http://www.tripos.com. An archived copy of the Tripos webcast will be available beginning at 1 p.m. EDT today, and will remain on the Tripos Web site through Aug. 27.

About Tripos, Inc.

Tripos (Nasdaq: TRPS) combines leading-edge technology and innovative science to deliver consistently superior, chemistry-research products and services for the biotechnology, pharmaceutical and other life science industries. Within Tripos' Discovery Informatics (DI) business, the company provides software products and consulting services to develop, manage, analyze and share critical drug discovery information. Within Tripos' Discovery Research (DR) business, Tripos' medicinal chemists and research scientists partner directly with clients in their research initiatives, leveraging state-of-the-art information technologies and research facilities. Headquartered in St. Louis, Mo., Tripos spans the world with global research operations and an international client base. Further information on Tripos can be found at http://www.tripos.com.

Tripos and the Tripos logo are registered trademarks of Tripos, Inc., and/or its affiliates in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.

# # #

This press release may contain certain statements that are forward-looking and involve risks and uncertainties. Words such as "expects," "anticipates," "projects," "estimates," "intends," "plans," "believes," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on current expectations and projections made by management and are not guarantees of future performance. Therefore, actual events, outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. We have identified certain factors that could cause actual results to differ materially from the forward-looking statements in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Tripos, Inc.

Condensed Results of Operations

(in thousands, except per-share data)
	Three Months Ended		Six Months Ended
	30-June-05	30-June-04	30-June-05	30-June-04
Net sales
Discovery informatics products & support	$ 5,848	$ 6,246	$ 12,112	$ 12,220
Discovery informatics services	580	719	1,248	1,434
Discovery research products and services	6,919	8,908	15,021	17,635
Hardware	11	30	21	74
Total net sales	13,358	15,903	28,402	31,363

Cost of sales	6,885	7,409	14,793	15,102
Gross profit	6,473	8,494	13,609	16,261

Operating expenses
Sales and marketing	2,685	3,233	5,630	6,375
Research and development	1,991	2,465	3,912	5,293
General and administrative	1,922	1,903	3,887	3,782
Total operating expenses	6,598	7,601	13,429	15,450

Income (loss) from operations	(125)	893	180	811

Other income (loss), net	(165)	(499)	(752)	(457)
Income (loss) before income taxes	(290)	394	(572)	354

Income tax expense (benefit)	(1,979)	238	(2,050)	223
Net income (loss)	$ 1,689	$ 156	$ 1,478	$ 131

Basic income (loss) per share	$ 0.17	$ 0.02	$ 0.15	$ 0.01
Diluted income (loss) per share	$ 0.17	$ 0.02	$ 0.15	$ 0.01
Basic weighted average shares	10,091	9,173	10,075	9,110
Diluted shares outstanding	10,107	9,352	10,125	9,349

Tripos, Inc.

Consolidated Balance Sheets

(in thousands, except per-share data)
	30-June-05	31-Dec.-04
	Unaudited
Assets:
Current assets:
Cash and cash equivalents	$ 6,169	$ 4,171
Marketable securities	--	341
Accounts receivable	7,380	15,666
Inventory	9,048	12,007
Deferred income taxes	--	29
Prepaid expenses	5,338	5,603
Total current assets	27,935	37,817
Property and equipment, less accumulated depreciation	29,056	30,672
Capitalized development costs, net	3,302	2,159
Goodwill	5,036	965
Investments recorded at cost	1,433	1,397
Intangible & other assets, net	4,025	112
Total assets	$ 70,787	$ 73,122

Liabilities and shareholders' equity:
Current liabilities:
Current portion of long-term debt and capital leases	$ 6,920	$ 8,203
Accounts payable	1,248	1,796
Accrued expenses	3,657	8,950
Deferred revenue	15,508	21,945
Deferred income taxes	162	--
Total current liabilities	27,495	40,894
Long-term portion of capital leases	2,586	2,653
Long-term debt	6,894	--
Deferred income taxes	--	1,709
Shareholders' equity
Common stock	101	94
Additional paid-in capital	41,322	37,394
Retained earnings (deficit)	(6,611)	(8,089)
Other comprehensive income (deficit)	(1,000)	(1,533)
Total shareholders' equity	33,812	27,866
Total liabilities and shareholders' equity	$ 70,787	$ 73,122

Exhibit 99.2

Q2 2005 Financial Analyst Conference Call

27 July 2005

JOHN

Thank you and welcome to Tripos' Webcast and conference call for our second quarter 2005 financial results. Jim Rubin, Tripos Chief Financial Officer; Bryan Koontz, Senior Vice President and General Manager of Tripos Discovery Informatics business unit; and John Yingling, Tripos Chief Accounting Officer, join me on this call.

First, I remind you that Tripos operates in a very volatile, highly competitive market that is very dependent on scientific innovation. There are many risks and challenges in our business and although we expect to continue to be successful in bringing new technologies, products and services to market, there can be no guarantee that we will reach these goals. Comments made by the Company in this conference call may contain certain statements that are forward-looking and involve risks and uncertainties. Words such as "expects," "anticipates," "projects," "estimates," "intends," "plans," "believes," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on current expectations and projections made by management and are not guarantees of future performance. Therefore, actual events, outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. We have identified certain factors that could cause actual results to differ materially from the forward-looking statements in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

I'll start today with a brief overview of our financial and operating results. I will then ask Bryan Koontz to describe Tripos Discovery Informatics business, its operational highlights for the quarter and, most importantly, the exciting new initiatives and strategy that he is implementing in that area of the company. I will then briefly describe the Discovery Research operations and then turn the call over to Jim for a detailed analysis of our financial results for the quarter. We will then open up the phone lines to answer your questions.

STRATEGIC OVERVIEW & OPERATIONAL HIGHLIGHTS

Tripos posted revenues of $13.4M in this second quarter of 2005 compared to revenues of $15.9M in the second quarter of 2004. This resulted in an operating loss of $125,000 compared to an operating profit of $893,000 in the second quarter of 2004. In this quarter, Tripos realized significant additional research and development tax credits in the UK that produced a tax benefit of $2.1M, a sharp contrast to the high effective tax rate we have reported in the recent past. As a result, Tripos recorded net income of $1.7M or $0.17 per share for this quarter compared to net income of $156,000 or $0.02 per share for the second quarter of 2004. The decline in revenue in this quarter primarily reflects the anticipated and previously announced decline in revenue from the large Pfizer discovery research contract. In the informatics side of our business, we experienced some softness in our Pacific Rim business that we believe will be corrected in the near term. In particular, one of our in-licensed software products -- FlexX -- was challenged as infringing a Japanese technology patent. Although not a direct Tripos liability, the software was an important component of our suite of tools in Japan. The ultimate result was that renewal contracts for many of our products were delayed by this suit. In May of this year, a new, non-infringing version of the FlexX suite of tools was introduced and is now being marketed. There has been a delay as our distributor has come up to speed on this new product and customers have evaluated the new technology. We believe this issue is now behind us but full recovery will take some time.

We have also been impacted by some personnel changes in the academic sales area both in Europe and in the US. This issue has had a negative impact on our sales to academic, governmental and non-profit organizations during this second quarter. Sales to this segment have been growing in the past several years. We believe we have addressed this issue as well and anticipate recovery in the near term.

For the year to date, Tripos posted revenues of $28.4M versus $31.4M for the first half of 2004. Operating profit for this period was $180,000 compared to an operating profit of $811,000 for the first six months of 2004. Again, due to the research and development tax credits in the UK, Tripos recorded net income of $1.5M or $0.15 per diluted share compared with a net income of $131,000 or $0.01 per share for the same six month period in 2004.

Jim will describe these results in detail later in the call.

Now, I want to introduce to you the newest member of Tripos' executive management team. Bryan Koontz joined Tripos earlier this year upon completion of our acquisition of Optive Research where he was the Chief Executive Officer. Bryan has quickly integrated into Tripos' fabric and has won the respect and admiration of all of us here -- me, his peers, and his organization. He has generated a renewed excitement and energy in the Discovery Informatics organization and I am delighted to have him on our staff. Bryan will now go over the operational highlights of the quarter in the Discovery Informatics business and describe the progress we are making in implementing his vision and strategy for this business area.

Bryan...

DISCOVERY INFORMATICS

Thank you, John and hello to all of you who have joined us for this call. I am very pleased to now be an official member of the Tripos team after working closely with the company during my tenure at Optive Research. At Optive, we enjoyed quite a successful relationship with Tripos who distributed a portion of our software portfolio at the time, and I've enjoyed getting to know the many talented people we've got here at the company since I joined earlier this year.

We've been quite busy in the Discovery Informatics business unit over the past few months, I am optimistic bout the potentials we have for future success, and am eager to share more with you during this brief update.

Since launching the SYBYL molecular modeling environment in the early '80's, Tripos has built a very stable and profitable software business in a field we call Computational Informatics. Computational Informatics can broadly be defined as software tools designed for and used primarily by specialist computational scientists to design small molecules that could be suitable as drug or agrochemical candidates. Tripos is widely recognized as an early pioneer in this field and remains one of the worlds preeminent developers and innovators of such software with most, if not all major pharmaceutical research facilities using some portion of our SYBYL portfolio in their discovery efforts. As this product segment continues to mature, with growth rates settling down in the low single digits, we continue to believe that many companies consider Tripos a trusted partner in this area.

Nonetheless, we are now engaged in multiple initiatives to position our software business for more growth and improved operating performance.

First, and arguably the most exciting initiative, is the launch of a new software portfolio and several new products within this portfolio that complement our core SYBYL product franchise. On Wednesday of last week, Tripos officially announced the availability of a new Laboratory Informatics software suite that we call "Benchware." While Benchware products are certainly useful for our traditional users - computational scientists - the Benchware product line is actually designed to be used primarily by a broader group of laboratory scientists, principally laboratory chemists and biologists.

These products provide laboratory scientists with the autonomy to use software that complements their intuition about chemistry, to help them make better decisions about what compounds to synthesize and test in an actual wet lab environment. Benchware products also improve the way medicinal chemists communicate and collaborate with colleagues on their project teams, and can help eliminate substantial "round-tripping" of routine project support requests with the molecular modeling group.

The Benchware portfolio now encompasses several former Tripos products, such as the LITHIUM product, now called "3D Explorer" for molecular visualization on the Windows platform; includes products from the Optive Research acquisition; and will soon include two new Tripos products, including an enterprise electronic laboratory notebook which is now in use by several hundred chemists at Schering AG. We will be formally announcing the electronic lab notebook and other new products on August 9th during the Drug Discovery Technology conference in Boston, where we will be featuring the new Benchware software suite in our booth. I encourage anyone on this call to stop by our booth at DDT for a closer look.

We believe the industry is now looking for more comprehensive discovery informatics solutions that extend beyond traditional computational chemistry tools. This is one of the reasons we are very excited about the launch of Benchware. Most discovery research operations tend to have a large number of point solutions to address the research requirements of individual scientists or groups rather than an overarching research strategy and discovery IT framework to help the groups work more effectively, as a collective. With the introduction of our new Benchware portfolio, combined with our existing SYBYL portfolio, we now have a much stronger, and more strategic product portfolio than ever before in Tripos' history. We are investing substantially in the development and launch of Benchware, and have high expectations for it helping us achieve revenue growth in our software business over time.

In addition to Benchware, we have other important product development initiatives. While we are focused on this exciting new market opportunity in laboratory informatics, we are certainly not ignoring our core SYBYL product line and have active projects underway -- both short term and long term -- to strengthen this portfolio.

For example, we recently shipped an extremely innovative new product that will make us much more competitive in the area of pharmacophore modeling and molecular alignment, a solution area where traditionally our competitors have had a strong offering. Our new product, called GALAHAD, which will ship this week along with our SYBYL 7.l release, was developed in collaboration with Novo Nordisk, the University of Sheffield, and Biovitrium, one of Europe's largest biotechs. Ongoing improvements to our core, small molecule modeling software suite, especially when working closely with leading scientists from industry and academia to validate our methods, is one of the reasons our customers view Tripos as a true innovator vs. a company that has given up on the pursuit of novel scientific approaches to challenging discovery problems. Continuing to invest in SYBYL is very much a part of our go-forward product development strategy.

In addition to the launch of Benchware and ongoing improvements to SYBYL, we are also actively engaged in a project to productize our discovery logistics solution called ChemCoreRIO, which is also in use at Schering AG and which is used every day by our own scientists at Tripos Discovery Research, our chemistry research facility in England. The release of the ChemCoreRIO product, currently scheduled to ship in late Q4 of this year, will introduce a third major product line in Tripos' Discovery Informatics portfolio.

Complementing our key product development initiatives, we have been proactively building a strong partnership ecosystem to provide our customers with more integrated solutions that include products other than our own. For example, on June 23rdof this year, we announced an alliance with a software company called SciTegic, whose parent company, as many of you know, is Accelrys. Despite our competitive position with Accelrys, we believe the partnership with SciTegic will provide our customers with even more options for accessing and using Tripos' Discovery Informatics products and should drive additional demand for our products. This new philosophy towards partnerships -- even when they may involve companies that have traditionally been viewed as competitive to Tripos -- is important to our future strategy in discovery informatics. We will be announcing several exciting new partnerships with other firms in the coming weeks, so stay tuned.

Finally, in order to successfully deliver on the many initiatives on which we have embarked, we have recently reorganized our business unit and introduced several important new operational processes. For example, while marketing has not traditionally been a strong point for Tripos in the past -- and such "stealth marketing" in this industry is not unique to Tripos -- we have introduced several improvements to our marketing organization. For example, as a key part of our marketing strategy, we have created, for the first time at Tripos, a formal Product Management group responsible for the definition of our products and strategic product roadmap. This will become even more important as Tripos plans to release more new products in all of our major product lines. The Product Management group brings a unique blend of technology, scientific expertise, and business insight to our product development strategy to make sure we are very focused on building products that solve key customer problems and contribute significantly, both strategically and financially, to Tripos' overall business.

We have also introduced a new product release process that orchestrates the activities of our Product Marketing, Product Management, Product Development, and Sales teams to ensure we can consistently deliver new products and upgrades to existing products on time to meet customer expectations.

Finally, we have recently introduced new leadership and new metrics into our Discovery Informatics Professional Services organization and have been assessing how we can approach our service engagements to best manage the balance of margin contribution, staff utilization, and customer satisfaction. We are also currently assessing how partnerships in this area, including strategic IT outsourcing partnerships, could help us ramp up on projects more quickly and help us provide higher levels of service to our customers. As we continue to roll out more new products that form the basis for a comprehensive enterprise discovery IT strategy, and as we are seeing some new signs that the pharmaceutical industry is budgeting for projects that can help them improve overall discovery operations, we anticipate that a well-managed professional services organization will become even more important to the success of our software business. Our recent deployment successes with innovative, enterprise-scale projects such as the SMART-IDEA project at Bristol-Myers Squibb and the Enterprise Chemical Information Management System at Schering AG, and the products resulting from those projects that have been rolled into our software portfolio, are now capturing the attention of many other companies in the industry.

In addition to the many exciting initiatives I just described, we will also be rolling out a new corporate website to coincide with the DDT show in early August that I mentioned, along with a new corporate identity that reflects our new vision and commitment to continue to break new ground, as we did years ago with SYBYL.

This is an exciting time to be working at Tripos. My colleagues in the Discovery Informatics organization, as well as many of our customers, partners and collaborators, are energized by the changes we've been making to position the company for future success and are optimistic about our prospects for realizing this potential.

Thank you, and I would now like to turn the call back over to John. John?

BACK TO JOHN

Thank you Bryan.

Tripos Discovery Research continues to post strong results although it is now in the fourth and final year of the large Pfizer File Enrichment project. We have previously pointed out that this project was slated to have its largest financial impact in year three, which was 2004. Revenue from this project was expected to decline in 2005 and this is evident in our financials thus far this year. In 2005, we continue to focus on bringing in new contract research opportunities. Also, as we've previously stated, we began discussions with Pfizer in 2004 with respect to opportunities for continued collaborations beyond 2005. Those discussions are broad, covering many aspects of our research capabilities.. Any definitive determination of the outcome of these activities likely will not occur until late in 2005. If we were to reach agreement with Pfizer, we will announce such circumstances immediately. And, conversely, if we find out definitively that we will not be working with Pfizer beyond 2005, we will similarly make an immediate announcement. Until and unless there is an announcement of a new contract, however, there is no guarantee that we will be successful in securing any future work with Pfizer.

Revenue from Discovery Research Products and Services declined by 15% year over year, largely due to the Pfizer decline I just mentioned. Tripos Discovery Research continues to perform successfully on its research service contracts including that with Pfizer and, as announced in second quarter, with other companies such as CeNeS. This research service activity is the principal revenue generator for the business unit. We believe that our unique informatics enabled chemistry is a significant differentiation versus competition, domestic and foreign, and is attractive to our pharmaceutical and biotechnology customers.

The excellence of the work performed by Tripos Discovery Research Centre continues to be recognized by external organizations. During the second quarter, we were awarded a Marie Curie grant by the European Union in a competitive application process. This Euro 875,000 (approximately $1.1M) award will fund seven additional biologists and chemists in our research group in Bude focused on developing innovative offerings for our clients.

In addition to the activities that we have traditionally pursued at Tripos Discovery Research for contract work with the pharmaceutical industry focusing on their targets and research interests, Tripos began investments in 2004 in innovative research programs that "jump-start" research collaborations. Using our unique informatics capabilities and the expertise of our staff experienced in pharmaceutical discovery, we have initiated programs for a number of validated biological target classes to develop series of compounds that have been screened for activity and that have demonstrated Structure Activity Relationships ("SAR") that we intend to use in our partnering activities with pharmaceutical companies. Since the inception of work on these Lead Discovery projects, we have demonstrated significant successes in producing results for a broad variety of targets and are filing for provisional patent coverage on these compounds. This has important strategic implications for the company:

  First, it demonstrates once again the power of our combined informatics and laboratory capabilities;
  Second, the variety of the biological targets against which we have succeeded demonstrates the generality of the methods;
  Finally, this activity provides opportunities for commercialization with our customers at a time when the pharmaceutical industry is publicly stating their interest in earlier stage programs that have achieved proof of concept and are nearing the early clinical phase.

It is important to note that Tripos is not transitioning to a therapeutic company. These programs do, however, position us as a much more attractive partner for pharmaceutical and biotech companies with high-value offerings that promise much better returns to our company and our partners than we have experienced in the past. We began introducing these offerings to customers in the second quarter of this year and several companies have now indicated interest in exploring these compounds in their internal projects. Our goal with these offerings is to generate collaborations to further develop the compounds for lead discovery and optimization for a customer's therapeutic programs. We anticipate that this will generate upfront payments, funding for continued research and milestone payments upon achievement of agreed goals.

Overall, this is an important and exciting time for us here at Tripos as I reiterate what Bryan has said. In both Discovery Informatics and Discovery Research we are working to develop and deliver exciting new offerings in the form of products, technologies, and new intellectual property that address the evolving needs of our customers -- the pharmaceutical industry. The customer base is changing and that change creates opportunity. Once again, we see the pharmaceutical companies struggling to address core inefficiencies in their research process. Once again, it is the informatics capability that Tripos has developed and refined over many years that can help deliver this goal.

With that, I'll turn the call over to Jim for a detailed discussion of the second quarter financial results. Jim?

JIM

Thanks, John.

FINANCIAL RESULTS

Now for a summary of our P&L.

Sales and Cost of Sales

Revenues for the second quarter 2005 were $13.4 million -- down from $15.9 million in the second quarter of 2004. The year-over-year decline was principally in our Discovery Research business, although we did experience a smaller decline in the Discovery Informatics area as well. In Discovery Research, revenues were $6.9 million compared to $8.9 million in the (sic.) first (second) quarter of 2004. The decline was primarily the result of lower revenues associated with the 4-year file enrichment contract with Pfizer. Revenue from Discovery Informatics products declined 6% in the quarter as compared to prior year, from $6.2 million to $5.8 million in second quarter this year. This resulted primarily from softness in our business in the Pac Rim. As John mentioned previously, our business there is being impacted by a Japanese patent infringement case going against a docking software called FlexX that we in-license from a third party. This has caused uncertainty for our customers on future access of this component of our Sybyl software suite. The third party has now introduced what we believe to be a non-infringing version of the docking software and our distributor in Japan is working to facilitate a smooth transition. To a lesser extent, the Discovery Informatics business experienced a decline in software sales to Academics due to employee turnover and internal employee transfers in that area. We have filled those positions, and are working to right the situation there. These declines in the Pac Rim and Academic areas were only partially offset by incremental revenues from the Optive Research acquisition. In our Discovery Informatics professional services business we achieved $580,000 in revenue, compared to the prior year's $719,000 for the quarter. You may note our recent successful delivery of our ECIMS project at Schering AG. Revenues associated with that particular milestone are expected to be recorded in this current third quarter.

Year to date through second quarter 2005, total revenues declined from $31.4 million to $28.4 million, representing an overall decline of $3 million, or 9%. In general, for the first half of 2005, Discovery Informatics products and services were on par with the prior year -- growth in first quarter was offset by the declines I just mentioned in this area in second quarter. The decline in revenues this half emanated from our Discovery Research business area, and was primarily the result of the anticipated reduction associated with the 4-year file enrichment contract with Pfizer.

Gross Margin

Our gross profit for second quarter was $6.5 million compared to $8.5 million in the second quarter of 2004. Our gross margin was 48% compared to 53% in the prior year. In Discovery Informatics, margins increased slightly from 76% to 77% in the quarter versus prior year. Informatics margins remained stable even with the added amortization of the Optive product-related intangibles emanating from the acquisition. In Discovery Research, margins declined from 36% to 22% primarily due to inventory provisions associated with our LeadQuest screening compound library.

Operating Expenses

Now I'll turn to a discussion of operating expenses.

In the second quarter, sales and marketing, research and development, and general and administrative expenses were $6.6 million, down from $7.6 million in 2004 and down slightly from the $6.8 million incurred in the first quarter of this year. In a consistent pattern, our year-to-date operating expenses were $13.4 million compared to $15.4 million in 2004.

The quarterly decline year over year was primarily due to a decrease in R&D expense of $474,000 for the quarter and $1.4 million year-to-date. Although R&D spending appears to have decreased, we continue to make strategic R&D investments, as both John and Bryan have previously mentioned, to ensure we have the innovative products and services our customers rely on. We record R&D spending in three ways;

  One, early stage research is recorded as a R&D expense on the P&L,
  Two, development of software and chemistry products with technical feasibility is capitalized and then expensed against future sales, and
  Three, R&D is part of cost of sales related to specific revenue-generating projects as appropriate depending on the activity.

As we have mentioned previously, we are focused on where and how we spend our operating dollars. During 2004 we reduced headcount in areas not key to the future success of the company. This action included reducing R&D in non-productive areas, redeploying those resources to more productive areas, and refocusing sales efforts in informatics services/consulting. This focus has led to some level of cost savings, along with a refocusing on how we invest and spend our dollars. Certain of our software development staff previously deployed in our Discovery Informatics services area have been redeployed to work on new products that have technical feasibility and we believe there to be a market. These products include: Benchware® Notebook (formerly Tripos Electronic Notebook), Benchware® Dock (formerly Lithium Dock), Auspyx, and GALAHADTM, all products Bryan just mentioned as key to our strategy going forward. This is in synch with the strategy Bryan Koontz has just described earlier on this call. As a result, $558,000 of second quarter informatics development expenses have been capitalized against future sales associated with these products.

In our Discovery Research area -- related to R&D -- work continued at Tripos Discovery Research Centre on our Lead Discovery programs, and associated costs of $394,000 were inventoried for future sales. We began marketing these programs in late second quarter.

Sales and marketing expenses for the second quarter declined from $3.3 million in 2004 to $2.7 million in 2005, primarily the result of lower sales commissions, our refocusing resources on products versus services along with lower currency translation rates -- roughly half our sales force is based in Europe. And as you all probably know, the dollar has improved versus those currencies in the quarter. Comparatively, year-to-date our sales and marketing expenses went from $6.4 million in 2004 to $5.6 million in 2005.

Operating Income and Other Income

Our operating loss was $125,000 for the second quarter of 2005. This is compared to an operating profit of $893,000 in the second quarter of 2004. Year-to-date six-month performance, we have achieved an operating profit of $180,000 compared to an operating profit of $811,000 in the prior year.

We reported a pre-tax loss of $290,000 for the quarter. And for the six months ended June 30th our pre-tax loss was $572,000. The swing from an operating profit to a pre-tax loss was the result of two things: interest expense and currency translations. Interest expense was $781,000 and includes the incremental interest on the $3.5 million in sub-debt raised for the Optive acquisition. In addition, we incurred foreign currency losses and a write-down of our pro-rata share of an investment by the A.M. Pappas Life Science II fund that were partially offset by gains from the sale of our holdings of NuVasive, Inc., a recent distribution from the A M Pappas Life Science II fund.

With respect to taxes, we expect to report a tax benefit for 2005 of approximately $2.1 million. This benefit is primarily the result of the realization of R&D tax credits in the UK for prior periods. You may recall that our effective tax rate in 2004 was as high as 89%. We were not able at that time to reflect the R&D tax credits in our prior year tax provision until such time as they became likely to be approved by the UK tax authorities.

As a result of the favorable tax situation I just described, we reported an operating income for the quarter of $1.7 million, or $0.17 per basic and diluted share, compared to $156,000, or $0.02 per share, last year for the second quarter. For the six-months year-to-date, we reported a Net Income of $1.5 million, or $0.15 per basic and diluted share, compared to $131,000, or $0.01 per basic and diluted share for the same period in the prior year.

BALANCE SHEET

Now I will move onto our balance sheet.

With respect to our cash and working capital accounts...

Our overall cash balances increased from $4.2 million at the end of December to $6.2 million at the end of June, primarily the result of a positive cash flow from operations year-to-date.

As of June 30, short-term debt of $6.9 million consisted of $3.0 million in borrowings on our line of credit facility, $3.7 million of capital lease obligations and $217,000 of mortgage payments. With respect to overall debt levels of the company, outstanding amounts have increased from $10.9 million on December 31st, 2004, to $16.4 million on June 30, 2005. Our total debt includes the $3.0 million outstanding on our line of credit facility, a mortgage of $3.8 million on our headquarters building, sub-debt associated with the Optive acquisition of $3.3 million and capital leases for equipment at our Tripos Discovery Research facility of $6.3 million.

Our capital expenditures were minimal in the quarter and less than $500,000 year-to-date.

(Clarification: Actual capital expenditures were approximately $700,000 for the period and were offset by nearly $200,000 of retirements. Management's view is that this difference is immaterial.)

Early in the second quarter, we renewed our line of credit and mortgage facilities with LaSalle Bank. Terms are consistent with what were previously in place, in addition our line was increased to $6.5 million (from $6.0 million previously) and it was extended another year. The mortgage on our headquarters building, previously coming due later this year, is now extended another 3 years through April 2008.

With respect to...

Other Significant Balance Sheet Accounts

At June 30, Accounts Receivable balances were $7.4 million, a decrease from $15.7 million at December 31st, 2004 due to seasonality consistent with historical patterns and lower sales levels compared to last year.

Similar to Accounts Receivable, the reported Deferred Revenue balances declined from $21.9 at December 31st, 2004 to $15.5 million as of June 30th, 2005, principally due to cyclicality of our contract renewals. The June 30th balance does not include over $14 million in contracted software revenue for periods beyond one year.

Inventory balances declined from $12.0 million on December 31, 2004 to $9.0 million on June 30th, 2005. Please note that $4.4 million of the June 30th total is for work in process and finished goods for existing contracted discovery research projects (down from $7.5 million at December 31, 2004).

That concludes the financial recap. Now I will now turn the call back to John.

JOHN -- CLOSING OUTLOOK

Thanks, Jim.

For 2005, we will focus on new product introductions in Discovery Informatics from internal development, from Optive Research portfolio of products, from collaborative product development with Schering and others, and from new collaborative relationships with new vendors. Much of this focus will be on expansion of the traditional informatics market to the broader laboratory environment through innovation that drives successful decision-making in life science research as Bryan has described.

In discovery research, we will strive to continue delivering excellent results for our contract research customers while we seek new partnering opportunities for our lead discovery projects.

Financially, we will focus on operating profitability while making the strategic investments in both discovery informatics and discovery research.

Thank you for your time and your interest.